Exhibit 99.1

TeleSign Announces Full-Year and Fourth Quarter

2021 Financial Results

LOS ANGELES –February 18, 2022– TeleSign, the leading provider of Digital Identity and Communications solutions, today released preliminary financial results for the year and fourth quarter ended December 31, 2021.

“Our strong full-year and fourth quarter performance represents another important step in TeleSign’s journey to become the global leader in Digital Identity,” said Joe Burton, TeleSign’s Chief Executive Officer. “The combination of strong demand in our Digital Identity segment coupled with pricing discipline in Communications enabled us to exceed our full-year Gross Profit target. We are particularly pleased with the Digital Identity segment’s performance in the fourth quarter, which increased its revenue by over 45 percent year-over-year. These results are further validation of TeleSign’s unique solution and ensure the company is well positioned to achieve our previously disclosed 2022 targets.”

TeleSign and North Atlantic Acquisition Corporation (NASDAQ: NAAC), a publicly traded special purpose acquisition company, previously announced the signing of an agreement and plan of business combination expected to close in mid-2022.

"We are delighted with TeleSign’s performance in the fourth quarter, which reflects the sizable opportunity ahead," said Gary Quin, NAAC’s Chief Executive Officer. "The company continues to drive impressive growth in the Digital Identity and Communications space, which we expect to generate significant shareholder value.”

2021 Full-Year and Fourth Quarter Financial Highlights

●	Full-year 2021 consolidated revenue increased 23.0 percent year-over-year. Full-year 2021 Gross Profit increased 3.2 percent year-over-year and 7.6 percent on a constant currency basis.
●	Fourth quarter 2021 consolidated revenue increased 10.4 percent year-over-year. Fourth quarter 2021 Gross Profit increased 12.1 percent year-over-year and 1.8 percent on a constant currency basis.
●	Full-year 2021 and fourth quarter 2021 Digital Identity revenue increased 27.4 percent and 45.7 percent year-over-year, respectively, due to strong demand for high-margin value-added services from existing and new customers.
●	Full-year 2021 and fourth quarter 2021 Communications revenue increased 22.6 percent and 7.5 percent year-over-year, respectively. The segment’s fourth quarter revenue growth was slower than the full-year, as we focused less on certain international business activities that were not meeting our profitability targets. Based on our sales pipeline and anticipated growth within our existing customer base, we remain confident about our overall revenue growth targets.

US$ in millions	4Q20	4Q21	Year-over-year percent change	FY20	FY21	Year-over-year percent change
Communications Revenue	$83.0	$89.3	7.5%	$287.5	$352.5	22.6%
Digital Identity Revenue	$6.7	$9.7	45.7%	$26.3	$33.5	27.4%
Total Revenue	$89.7	$99.0	10.4%	$313.7	$386.0	23.0%

Total Gross Profit	$21.7	$24.3	12.1%	$83.9	$86.5	3.2%

The proposed business combination between TeleSign and NAAC implies an enterprise value of approximately $1.3 billion and has been unanimously approved by the boards of directors of both NAAC and TeleSign. It is expected to close in mid-2022, subject to customary closing conditions, including the receipt of regulatory approvals and approval by NAAC’s shareholders. Upon closing of the proposed business combination, the name of North Atlantic Acquisition Corporation will be changed to TeleSign, Inc.

Cautionary Statement Regarding Preliminary Results

The Company’s results for the fiscal quarter and year ended December 31, 2021 are preliminary, unaudited and subject to the finalization and closing of the Company’s fourth quarter and full-year review and should not be viewed as a substitute for full quarter financial statements prepared in accordance with GAAP. In addition, these preliminary results are not a comprehensive statement of the Company’s financial results for the quarter and year ended December 31, 2021. The Company cautions you that these preliminary results are not guarantees of future performance or outcomes, and that actual results may differ materially from these described above.

Additional Information about the Business Combination and Where to Find It

In connection with the business combination, an affiliate of NAAC ("NewCo") has filed a registration statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC"). The Form S-4 includes a proxy statement of NAAC and a prospectus of TeleSign, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all NAAC shareholders. Additionally, NewCo and NAAC will file other relevant materials with the SEC in connection with the proposed business combination. Copies of the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. Before making any voting or investment decision, investors and security holders of NAAC are urged to read the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Participants in Solicitation

Proximus, BICS, NAAC and TeleSign and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of NAAC's shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of NAAC's directors and officers in NAAC's filings with the SEC, including NAAC's annual report on Form 10-K for the fiscal year ended December 31, 2020 (the "Form 10-K") and NAAC's initial public offering prospectus, which was filed with the SEC on January 21, 2021, and NAAC's subsequent quarterly reports on Form 10-Q. To the extent that holdings of NAAC's securities by NAAC's insiders have changed from the amounts reported therein, any such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to NAAC's shareholders in connection with the business combination will be included in the proxy statement/prospectus relating to the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of NAAC or TeleSign, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination between NAAC and TeleSign. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predict," "potential," "continue," "strategy," "future," "opportunity," "would," "seem," "seek," "outlook" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements include, without limitation, TeleSign's and NAAC's expectations with respect to anticipated financial impacts of the proposed business combination, the satisfaction of closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. You should carefully consider the risks and uncertainties described in the "Risk Factors" section of NAAC's Form 10-K and initial public offering prospectus, and its subsequent quarterly reports on Form 10-Q. In addition, there will be risks and uncertainties described in the Form S-4 and other documents filed by NAAC or NewCo from time to time with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Many of these factors are outside TeleSign's and NAAC's control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against NAAC or TeleSign following the announcement of the proposed business combination; (2) the inability to complete the proposed business combination, including due to the inability to concurrently close the business combination and related transactions, including the private placement of common stock or due to failure to obtain approval of the shareholders of NAAC; (3) the risk that the proposed business combination may not be completed by NAAC's business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by NAAC; (4) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval by the shareholders of NAAC, the satisfaction of the minimum cash requirement following any redemptions by NAAC's public shareholders and the receipt of certain governmental and regulatory approvals; (5) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the proposed business combination; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (7) volatility in the price of NAAC's or TeleSign's securities; (8) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (9) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (10) costs related to the proposed business combination; (11) changes in the applicable laws or regulations; (12) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (13) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which TeleSign operates; (14) the impact of the global COVID-19 pandemic; (15) the potential inability of TeleSign to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (16) the enforceability of TeleSign's intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (17) other risks and uncertainties described in NAAC's Annual Report, its initial public offering prospectus, and its subsequent Quarterly Reports on Form 10-Q. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. TeleSign and NAAC caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Neither TeleSign nor NAAC gives any assurance that TeleSign or NAAC will achieve its expectations. None of TeleSign or NAAC undertakes or accepts any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

About TeleSign

TeleSign provides continuous trust to leading global enterprises by connecting, protecting and proactively defending their digital identities. TeleSign verifies over five billion unique phone numbers a month, representing half of the world’s mobile users, and provides critical insight into the remaining billions. The company’s powerful AI and extensive data science deliver identity with a unique combination of speed, accuracy and global reach. TeleSign solutions prevent fraud, secure communications and enable the digital economy by allowing companies and customers to engage with confidence. Learn more at www.telesign.com and follow us on Twitter at @TeleSign.

About NAAC

NAAC is a blank check company, also commonly referred to as a SPAC, formed for the purpose of effecting a business combination with a company with global ambition, with a primary focus on the consumer, industrials and TMT sectors in Europe or North America, where its Board of Directors has multiple decades of experience.

About Proximus

Proximus Group (Euronext Brussels: PROX) is a provider of digital services and communication solutions operating in the Belgian and international markets. Delivering communication and entertainment experiences for residential consumers and enabling digital transformation for enterprises, we open up a world of digital opportunities, so people live better and work smarter. Thanks to advanced interconnected fixed and mobile networks, Proximus provides access anywhere and anytime to digital services and data, as well as to a broad offering of multimedia content. Proximus is a pioneer in ICT innovation, with integrated solutions based on IoT, data analytics, cloud and security.

Proximus has the ambition to become the reference operator in Europe through next generation networks, a truly digital mindset and a spirit of openness towards partnerships and ecosystems, while contributing to a safe, sustainable, inclusive and prosperous digital Belgium.

In Belgium, Proximus' core products and services are offered under the Proximus, Mobile Vikings and Scarlet brands. The Group is also active in Luxembourg as Proximus Luxembourg SA, under the brand names Tango and Telindus Luxembourg, and in the Netherlands through Telindus Netherlands. The Group's international carrier activities are managed by BICS, a leading international communications enabler, one of the key global voice carriers and the leading provider of mobile data services worldwide. With TeleSign, the Group also encompasses a fast-growing leader in digital identity services, serving the world's largest internet brands, digital champions and cloud native businesses.

With 11,423 employees, all engaged to offer customers a superior experience, the Group realized an underlying Group revenue of 5,479 million Euros end-2020. For more information, visit www.proximus.com and www.proximus.be

# # #

TeleSign Contacts

Media Contact:

Lerin O’Neill

loneill@TeleSign.com

Investor Relations Contact:

Mark Roberts

mark@blueshirt.com

Proximus Contacts

Media Contact:

Fabrice Gansbeke

fabrice.gansbeke@proximus.com

Haroun Fenaux

haroun.fenaux@proximus.com

Investor Relations Contact:

Nancy Goossens

nancy.goossens@proximus.com

North Atlantic Acquisition Corp.

Media Contact:

John West

jwest@belvederepr.com

Llew Angus

langus@belvederepr.com